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                                                            Exhibit 99(i)


                               The Law Offices of
                Howard, Rice, Nemerovski, Canady, Falk & Rabkin
                           A Professional Corporation
                      Three Embarcadero Center, 7th Floor
                      San Francisco, California 94111-4065
                             Telephone 415-434-1600

March 30, 1999


Kelmoore Strategic Trust
2471 East Bayshore Road, Suite 501
Palo Alto, California 94303

          Re:  Kelmoore Strategic Trust/N-1A Registration Statement

Ladies and Gentlemen:

     You have requested our opinion as counsel for Kelmoore Strategic Trust, a Delaware business trust (the "Trust"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), and the Investment Company Act of 1940, as amended (the "1940 Act"), of shares of beneficial interest in the Trust (the "Shares").

     In this connection, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of: the Certificate of Trust of the Trust as filed in the Office of the Secretary of State of the State of Delaware (the "Recording Office") on December 1, 1998 (the "Certificate"); the Agreement and Declaration of Trust dated November 30, 1998, as amended March 22, 1999 (the "Governing Instrument"); the By-Laws of the Trust dated November 30, 1998, as amended March 22, 1999 (the "By-Laws"); the consent of the Initial Trustee dated November 30, 1998; the consent of the Initial Shareholder dated March 25, 1999; certain resolutions of the Trustees of the Trust adopted at the organizational meeting held on March 22, 1999; Pre-Effective Amendment No. 2 to the Trust's Registration Statement on Form N-1A to be filed with the Securities and Exchange Commission on or about March 30, 1999; a certification of good standing of the Trust obtained as of March 29, 1999 from the Recording Office; and a Certificate of Secretary and Treasurer dated as of the date hereof.



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Kelmoore Strategic Trust
March 30, 1999
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     In connection with this opinion we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; (c) the truth, accuracy and completeness of the information, representations and warranties contained in the instruments, documents, records and certificates we have reviewed; and (d) the due authorization, execution and delivery on behalf of the respective parties thereto of the documents referred to herein. As to matters of fact material to our opinions, we have relied on our review of the documents referred to above and statements made to us by officers of the Trust. We have not independently verified any factual matters or any assumptions made by us in this letter and disclaim any inference as to the reasonableness of any such assumption.

     Based upon the foregoing and subject to the limitations set forth below; we are of the opinion that the Shares, when issued and paid for in accordance with the terms of the Governing Instrument, the By-Laws and the Registration Statement, will be legally issued, fully paid and non-assessable.

     Notwithstanding the opinion expressed above, we note that, pursuant to
Section 2 of Article VIII of the Governing Instrument, the Trustees have the power to cause shareholders, or shareholders of a particular series, to pay certain custodian, transfer, shareholder servicing or similar agent charges by setting off the same against declared but unpaid dividends or by reducing Share ownership (or by both means).

     We are members of the bar of the State of California and are not admitted to practice in any other jurisdiction. The opinion set forth above is limited in all respects to matters governed by the federal laws of the United States of America and Title 12, Part 5, Chapter 38 of the Delaware Code pertaining to the Treatment of Delaware Business Trusts.

     The opinion set forth herein is given as of the date hereof and is expressly limited to the matters stated. No opinion is implied or may be inferred beyond what is explicitly stated in this letter. We disclaim any obligation to notify you or any other person or entity after the date of this letter if any change in fact or law should change our opinion with respect to any matter on which we are expressing an opinion herein.

     We are delivering this opinion to the Trust to satisfy the requirement of the Securities and Exchange Commission set forth in Item 23 of Part C of Form N-1A under the Securities Act and the 1940 Act, and no other person may rely on it. Copies of this letter may not be circulated or furnished to any other person or entity, and this letter may not be referred to in any report or document furnished to any other person or entity, without our prior written consent.

     We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Counsel" in the prospectus and "Other Services-Legal Counsel" in the statement of additional information constituting part of the Registration Statement.


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Kelmoore Strategic Trust
March 30, 1999
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                                   Very truly yours,

                                   HOWARD, RICE, NEMEROVSKI, CANADY,
                                        FALK & RABKIN
                                   A Professional Corporation



                                   By: /s/ Andre W. Brewster
                                       ----------------------------
                                           Andre W. Brewster
                                           On behalf of the Firm














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